    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    OCTOBER 31, 1997

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         WILLOWBRIDGE STRATEGIC TRUST
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the month of October 1997 for Willowbridge Strategic Trust ('the Trust'). The net asset value of an interest as of October 31, 1997 was $99.53, a decrease of 3.61% from the September 30, 1997 $103.26 value. The 1997 year-to-date return for the Trust was a decrease of 3.81% as of October 31, 1997.

The Trust's trading resulted in a decrease in the net asset value for the month of October. Losses were incurred in the financial, metal, energy, currency and soft sectors. Profits were achieved in the index, grain and meat sectors.
In the financial sector, there were a number of cross currents in October which were accentuated by the sharp drop in the Asian markets in the latter part of the month. As investors sought a safe haven for assets, early profits in the Japanese yen relative to the U.S. dollar eroded as the dollar rose in value. Similarly, in the financial sector, U.S. Treasury bond prices rose for quality reasons causing a similar reduction in earlier profits. In the metal sector, the Trust incurred losses in gold positions as potential central bank sales triggered a reversal in gold prices.

In the grain sector, rising prices during the month benefited the Trust. These higher prices resulted from market expectations of high global grain demand. The estimated net asset value per interest as of November 24, 1997 was $99.01. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,


          James M. Kelso
          President & Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------
For the month of October 1997
Revenues:
Realized loss on commodity
  transactions...........................   $(3,528,409)
Change in unrealized commodity
  positions..............................     2,000,444
Interest income..........................       187,263
                                            -----------
                                             (1,340,702)
                                            -----------
Expenses:
Commissions..............................       317,444
Management fee...........................       118,736
                                            -----------
                                                436,180
                                            -----------
Net loss.................................   $(1,776,882)
                                            -----------
                                            -----------

        STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the month of October 1997
                                                   Per
                                      Total       Unit
                                   -----------   -------
Net asset value at beginning of
  month
  (466,797.675 interests)........  $48,200,963   $103.26
Contributions....................      951,600
Net loss.........................   (1,776,882)
Redemptions......................   (1,396,739)
                                   -----------
Net asset value at end of month
  (461,979.894 interests)........  $45,978,942     99.53
                                   -----------   -------
                                   -----------
Change in net asset
  value per interest..........................   $ (3.73)
                                                 -------
                                                 -------
Percentage change.............................     (3.61)%
                                                 -------
                                                 -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                             by: Barbara J. Brooks
                                   Treasurer